UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 11, 2003

VESTIN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24803	52-2102142

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 El Camino Avenue, Suite 206, Las Vegas, Nevada	89102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 227-0965

Not Applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

     Vestin Group, Inc. (the “Company”), its wholly owned subsidiary, Vestin Mortgage, Inc. (“Vestin Mortgage”), its largest shareholder, Michael Shustek, a company owned by Mr. Shustek, Del Mar Mortgage, Inc. (“Del Mar Mortgage”), and various affiliates of Mr. Shustek are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc., et. al., filed on December 7, 2000, in the United States District Court for the District of Nevada (the “Civil Action”). The Civil Action was initiated by a borrower which defaulted on various loans arranged by Vestin Mortgage. The Civil Action alleges 18 claims for relief including intentional interference with contractual relations and prospective economic advantage, breach of contract, fraudulent inducement, economic duress, common law fraud and securities fraud. The Civil Action seeks rescission of various contracts entered into between plaintiffs and defendants, compensatory damages in excess of $10,000,000 and punitive damages, among other remedies. Defendants denied the allegation and vigorously contested the Civil Action.

     On April 14, 2003, the Company received a copy of the judgment in the Civil Action, entered on April 11, 2003 (the “Judgment”). The Judgment was entered against the Company, Vestin Mortgage, and Del Mar Mortgage, jointly and severally, on plaintiff's Fifteenth Claim for Relief for restitution of an unlawful penalty in the approximate amount of $5,047,815 plus interest accruing from March 26, 2003. Prior to the entry of Judgment, the District Court had issued a finding of facts and conclusion of law absolving defendants of liability with respect to the other 17 claims for relief alleged in the Civil Action. Defendants intend to appeal the Judgment and believe that they have several meritorious bases for reversing the Judgment.

[Remainder of Page Left Intentionally Blank.]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN GROUP, INC., a Delaware corporation

Date: April 15, 2003	By	/s/ John W. Alderfer

John W. Alderfer Chief Financial Officer

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